UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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THE EASTERN COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

THE EASTERN COMPANY SENDS LETTER TO SHAREHOLDERS
IN CONNECTION WITH THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The Eastern Company Urges All Shareholders to Support the Company’s Nominees
By Voting on the BLUE Proxy Card

NAUGATUCK, CONN - (May 6, 2015) – The Eastern Company (NASDAQ: EML) today sent a letter to its shareholders in connection with the 2015 Annual Meeting of Shareholders.

The full text of the letter is below:

May 6, 2015

Dear Fellow Eastern Company Shareholder:

WE ARE EXCITED ABOUT THE PROSPECTS FOR GROWTH AT THE EASTERN COMPANY, AND VOTING THE BLUE PROXY CARD IN SUPPORT OF THE BOARD-RECOMMENDED INDEPENDENT NOMINEES IS THE BEST WAY TO ENSURE THAT THE COMPANY REMAINS ON THE RIGHT STRATEGIC PATH

Your Board of Directors is proud to serve the shareholders of The Eastern Company, which for almost 160 years as an industrial manufacturing company has represented the strong American values that we all share.  We are, and have always been, committed to moving the Company forward with a vision that focuses on long-term profitable growth and maximizing shareholder value.

OUR NOMINEES ARE HIGHLY EXPERIENCED, INDEPENDENT, COMMITTED TO SHAREHOLDERS’ INTERESTS AND DETERMINED TO TAKE THE RIGHT ACTIONS FOR THE LONG-TERM BENEFIT OF OUR COMPANY AND ALL OF OUR SHAREHOLDERS

As Barington Companies Equity Partners, L.P. (together with certain of its affiliates, “Barington”) has stated, “Eastern needs new directors that have the experience necessary to help the Company compete in today’s demanding environment. This includes experience in corporate strategy, risk management, technology, cybersecurity, employee management, mergers and acquisitions, marketing and investor relations, as well as knowledge of the capital markets, international experience, and a deep understanding of government and government regulations.”1  By Barington’s own standard, we believe Eastern’s nominees, David C. Robinson and Samantha Allison, are the best candidates to meet these qualifications.

Barington is well aware of Ms. Allison’s strong background – including her global industrial and manufacturing experience, yet continues to mislead shareholders about her qualifications.  Ms. Allison has 25 years of professional experience and a proven track record of working constructively with the boards and management teams of publicly traded companies to help improve their operations, strategic focus, profitability and corporate governance.  With her 17-year career with General Electric (“GE”), one of the most successful industrial companies in the world, and her experience as a consultant, we believe Ms. Allison will be an asset to Eastern’s Board and management in identifying and driving future growth opportunities for the Company.   Moreover, we believe the breadth of Ms. Allison’s international experience will be invaluable as the Company grows its global footprint.

1 Barington’s Letter to Shareholders, dated April 28, 2015.

During her tenure at GE, Ms. Allison held a variety of leadership roles in both the industrial and financial services sectors.  Some examples of her responsibilities include:
•	Leading a strategic marketing effort for the lighting business in India to improve market share
•	Facilitating a global cross-functional team in the appliance business to design a new, free-standing range that could be manufactured at a lower cost, improve serviceability and improve recyclability
•	Leading a team of process improvement resources in the aircraft engines division
•	Leading the women’s healthcare division with responsibility for all sales and marketing efforts in the Americas and collaborating with the global manufacturing, engineering, and research and development teams to develop and maintain a technology strategy for investment
•	Leading a $1 billion financial services company with full P&L responsibility including sales, marketing, risk management, operations, customer service, human resources, quality and technology
•	Supporting the diligence efforts for a joint venture for the silicones business in India
•	Performing a variety of financial audits for multiple financial services divisions and NBC
•	Managing merger and acquisitions efforts including assessing potential targets, negotiating deal structure, closing transactions and transitioning to integration teams
•	Starting an online education Internet company to provide healthcare clients with continuing education credits
•	Meeting with members of Congress and large research organizations to successfully address needs in the women’s healthcare arena
•	Directing a global Six Sigma quality organization across the Americas, Europe and Asia, leveraging statistical tools to drive process improvements resulting in more than $10 million in benefits and $57 million of additional volume

As the President of Top Floor Consulting, Inc., Ms. Allison provides strategic consulting services to a variety of public and private clients, including global industrial, manufacturing and services companies. Her consulting efforts have included:
•	Leading strategic planning efforts for a variety of industrial and financial services companies
•	Facilitating new product development efforts
•	Driving process improvements within manufacturing facilities
•	Preparing for and integrating large-scale acquisitions for industrial and services companies

Ms. Allison has worked closely with both public and private boards and management teams and understands the responsibilities of a board member.  In addition, Ms. Allison is able to devote the necessary time and attention to Eastern, unlike the Barington nominees who are over-extended with too many other board commitments and proxy battle involvements.

Mr. Robinson, Eastern’s other highly qualified nominee, has been a director of Eastern since 1990, and his experience with the Company through both good and challenging times has enabled him to develop a deep understanding of our diverse product lines and businesses.  With this unique perspective, Mr. Robinson brings continuity and a level of insight regarding the Company’s strategy and growth opportunities.

Mr. Robinson has a broad background in business, industry and finance.  He formed an actuarial firm, Connecticut Pensions Services Inc. in 1974; a general agency for New England Mutual Life Insurance in Connecticut in 1978; and the Group Insurance Services Inc. in 1985.  All of these organizations were part of the Robinson Company, which specialized in employee benefits and provided services to a diverse client base, including a number of large publicly traded companies.

Over the years, Mr. Robinson has served on a variety of industry and corporate boards including Colonial Bancorp in Connecticut, which was a public company until it merged with the Bank of Boston; the Advanced Association for Life Underwriting, Washington, DC; St. Mary’s Health Systems, Waterbury, Connecticut; and St Mary’s Indemnity Company, a captive insurance company in Vermont.  His past board experience also includes Engineered Sinterings and Plastics Inc. and Raymond Sunbeam Baking Co.

UNLIKE BARINGTON, OUR DIRECTORS HAVE DEMONSTRATED A CONTINUING COMMITMENT TO THE COMPANY AND HAVE AN INVESTED INTEREST IN THE GROWTH OF THE COMPANY

Our directors believe in the Company – from its people to its products to its potential for growth – and we believe it is a great investment.  This is why our three continuing directors and Mr. Robinson, who has been nominated for re-election, have held stock in the Company for at least the past 15 years while serving as directors.  Collectively, they have invested over $6 million in the Company through their combined ownership of 5.6% of the common shares of the Company.  Mr. Robinson – who alone owns 86,279 shares, an approximately $1.6 million investment – is a quintessential long-term investor in the Company.

By contrast, Barington began purchasing stock in Eastern just two years ago and continues to only express an interest in reaping benefit for itself and its investors.
•	Barington’s proposed “strategic plan,” which Barington says was developed over more than two years ago, includes generic, non-specific proposals, many of which could be applicable to almost any public company (e.g., “conduct a detailed strategic review,” “pursue complementary acquisitions” and “take action to improve revenue growth and return on invested capital”2), and demonstrates a lack of thoughtfulness and understanding regarding the complexity of the Company.
•	Barington made repeated claims that it could help improve shareholder value. When the Company finally asked Barington for specifics on how improvements could be realized, it provided a vague offer for “services” in exchange for approximately $1 million in restricted stock of the Company, reimbursement for Barington’s out-of-pocket expenses and the addition of two directors to the Board who would be recommended by Barington.
•	Barington unilaterally nominated two candidates who we believe will only serve the interests of Barington rather than the interests of all shareholders – James A. Mitarotonda, who is Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., and Michael A. McManus, Jr., who serves as an advisor to Barington Capital Group, L.P. with undisclosed compensation arrangements.

2 Barington’s Letter to Shareholders, dated April 28, 2015.

•	Barington also contradicts itself in its April 28, 2015 letter to shareholders when it boasts about the close working relationship of its two candidates while questioning the independence of Ms. Allison because she had previously worked with one of our existing directors. In fact, Messrs. Mitarotonda and McManus already serve on a board together – A. Schulman, and Mr. McManus is also advisor to Barington. We strongly suspect that Mr. McManus was chosen as a Barington nominee for the Eastern Board because of his close relationship with Mr. Mitarotonda rather than as a result of any specific qualifications that could help Eastern. In contrast, we believe Ms. Allison has the requisite qualifications to be a strong contributor to the Board. We have no such confidence in Messrs. Mitarotonda and McManus.

While the Board is always open to shareholders’ ideas, including Barington’s, the Board will reject ideas that are not in the best interest of shareholders as it did with Barington’s.  We believe the true clear choice in the election of directors at The Eastern Company’s 2015 Annual Meeting of Shareholders is a vote in favor of the Company’s independent director nominees who have the qualifications, experience and commitment to take the Company into its next chapter of growth.

YOUR BOARD URGES YOU TO SUPPORT THE EASTERN COMPANY
AND ITS BUSINESS STRATEGY BY VOTING IN FAVOR OF THE BOARD’S NOMINEES
USING THE BLUE PROXY CARD.

Barington is soliciting proxies for its nominees using a WHITE proxy card.  Your Board DOES NOT endorse any Barington nominee.

•	Your Board urges you to disregard any WHITE proxy card or solicitation materials that may be sent to you by Barington.
•
If you have previously submitted a WHITE proxy card sent to you by Barington, your Board urges you to revoke that proxy by voting in favor of the Board’s nominees by using the BLUE proxy card which accompanies this letter.

For more information about our nominees, voting instructions and other important information related to the 2015 Annual Meeting, please consult our definitive proxy statement and related proxy materials or call our proxy solicitor, Georgeson, Inc., toll-free at 888-549-6618.  Further information about the 2015 Annual Meeting can also be found at www.eastern2015meeting.com.

On behalf of your Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Board of Directors of The Eastern Company
If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Toll-free number: 888-549-6618
E-mail address: EasternCompany@georgeson.com

Important Additional Information
The Eastern Company (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2015, and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 13, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement and other related materials for the Company’s 2015 Annual Meeting of Shareholders filed with the SEC.

The Company has filed a definitive proxy statement, BLUE proxy card and other related materials with the SEC in connection with the solicitation of proxies for the Company’s 2015 Annual Meeting of Shareholders. COMPANY SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), BLUE PROXY CARD AND OTHER RELATED MATERIALS AS THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including any proxy statement (and amendments or supplements thereto) and other related materials filed by the Company with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at the Company’s website at www.easterncompany.com. Copies may also be obtained by contacting The Eastern Company Investor Relations by mail at 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770 or by telephone at 203-729-2255.

Safe Harbor for Forward-Looking Statements
Statements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255